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Exhibit 4.7

EXECUTION COUNTERPART

PLEDGE AGREEMENT

between

EDISON MISSION MIDWEST HOLDINGS CO.

and

WILMINGTON TRUST COMPANY,
as Collateral Trustee

Dated as of April 27, 2004

Annex 1—Pledged Interests

PLEDGE AGREEMENT

        PLEDGE AGREEMENT (this "Agreement") dated as of April 27, 2004, between EDISON MISSION MIDWEST HOLDINGS CO., a corporation organized under the laws of Delaware (the "Obligor"), and WILMINGTON TRUST COMPANY, a banking corporation organized under the laws of Delaware, as Collateral Trustee for the Secured Parties under the Collateral Trust Agreement referred to below (in such capacity, together with its successors in such capacity, the "Collateral Trustee").

        Midwest Generation, LLC, ("Midwest"), the Obligor, the Pledgors from time to time party thereto, CITICORP NORTH AMERICA, INC., as Administrative Agent (as defined therein), The Bank of New York, as Trustee (as defined therein), and the Collateral Trustee have entered into that certain Collateral Trust Agreement dated as of April 27, 2004 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Collateral Trust Agreement"). This Agreement is one of the Security Documents referred to in the Collateral Trust Agreement.

        The Obligor is the sole member of Midwest on the date hereof and has, subject to the terms and conditions of this Agreement, agreed to grant a Lien and security interest in the Pledged Collateral referred to herein.

        NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    DEFINITIONS.    Capitalized terms not otherwise defined herein shall have the meanings set forth in the Collateral Trust Agreement and the rules of interpretation set forth in Section 1.2 of the Collateral Trust Agreement shall apply mutatis mutandis to this Agreement as if set forth in full herein. In addition, as used herein:

          "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

          "Governmental Authority" means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Obligor and its consolidated subsidiaries, taken as a whole, (b) the ability of the Obligor to perform its obligations under this Agreement or (c) the value of, or the validity, enforceability or priority of the Collateral Trustee's security interests in, the Pledged Collateral, taken as a whole.

          "Midwest LLC Agreement" means the Limited Liability Company Agreement of Midwest, dated as of July 12, 1999.

          "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, and, with respect to a private limited liability company, its deed of incorporation, its articles of association, all shareholders agreements, if any, and the shareholders register in each case.

          "Pledged Collateral" has the meaning set forth in Section 3(a).

          "Pledged Interests" has the meaning set forth in Section 3(a)(i).

          "Stock Collateral" has the meaning set forth in Section 3(a)(iii).

        SECTION 2.    REPRESENTATIONS AND WARRANTIES.    The Obligor represents and warrants to the Collateral Trustee and the other Secured Parties that as of the date hereof:

          (a)   The Obligor is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          (b)   The execution, delivery and performance of this Agreement by the Obligor are within its corporate and other powers and have been duly authorized by all necessary corporate and other action and, if required, by all necessary member or shareholder action. This Agreement has been duly executed and delivered by the Obligor and constitutes a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)   The Obligor has received or has the benefit of all Governmental Approvals which are necessary for the execution, delivery and performance of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by the Obligor (i) will not violate the Obligor's Organic Documents, (ii) will not violate any applicable law or regulation or order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligor or its assets, or give rise to a right thereunder to require any payment to be made by the Obligor and (iv) except for the Liens created pursuant to this Agreement, will not result in the creation or imposition of any Lien on any asset of the Obligor, in the case of clauses (ii), (iii) and (iv) of this Section 2(c), except where such violation, default, requirement, creation or imposition would not have a Material Adverse Effect.

          (d)   There is no pending or, to the knowledge of the Obligor, threatened litigation, action, proceeding, or labor controversy affecting the Obligor, or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect.

          (e)   The Obligor is not subject to regulations as an "investment company" under the Investment Company Act of 1940 as amended. The Obligor is neither a "holding company" nor a "subsidiary" nor an "affiliate" of a "holding company" that is subject to the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that the Obligor is a "subsidiary company" of Edison International which is a "holding company" that is exempt from all regulation under PUHCA (except Section 9(a)(2) thereof) pursuant to Section 3(a) thereof.

          (f)    The Obligor is the sole beneficial owner of the Pledged Collateral in which it purports to grant security interests pursuant to Section 3 and no Lien exists upon such Pledged Collateral, except for the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created or provided for herein, which pledges and security interests constitute first priority and second priority perfected pledges and security interests in and to all of such Pledged Collateral as provided in Section 3.

          (g)   The Pledged Interests evidenced by the certificates identified under the name of the Obligor in Annex 1 are duly authorized, validly existing, fully paid and non-assessable and none of the Pledged Interests is subject to any contractual restriction, or any restriction under the Organic Documents of Midwest (except for any such restriction contained herein).

          (h)   The Pledged Interests evidenced by the certificates identified under the name of the Obligor in Annex 1 constitute all the shares, membership interests or other ownership interests of any class or character of Midwest beneficially owned by the Obligor on the date hereof (whether or not registered in the name of the Obligor) and Annex 1 correctly identifies, as at the date hereof, the shares or membership interests constituting the Pledged Interests and the respective amounts of such shares or membership interests.

          (i)    Section 5.3 of the Midwest LLC Agreement is in full force and effect and the Obligor hereby warrants that Section 5.3 of the Midwest LLC Agreement shall not be amended without the express consent of the Collateral Trustee.

        SECTION 3.    THE PLEDGE.

          (a)   The Obligor hereby (x) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Priority Lien Secured Parties a lien on and a first priority security interest in the following property of the Obligor (collectively, the "Pledged Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Priority Lien Obligations and (y) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Parity Lien Secured Parties a lien on and a second priority security interest in all of the Pledged Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Parity Lien Obligations:

            (i)    the membership interests in Midwest identified in Annex 1 hereto or other ownership interests of whatever class or character of Midwest, now or hereafter owned by the Obligor, in each case together with the certificates (if any) evidencing the same (collectively, the "Pledged Interests");

            (ii)   all membership interests, stock, securities, moneys or property representing a dividend on any of the Pledged Interests, or representing a distribution or return of capital upon or in respect of the Pledged Interests, or resulting from a split-up, revision, reclassification or any change of the Pledged Interests or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Interests;

            (iii)  in the event of any consolidation or merger involving Midwest or the Obligor in which Midwest or the Obligor, respectively, is not the surviving entity, all ownership interests of any class or character of the successor entity formed by or resulting from such consolidation or merger (the Pledged Interests together with all other certificates of membership interests, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (i) or (ii) above and this clause (iii) being herein collectively referred to as the "Stock Collateral"); and

            (iv)  all proceeds, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Obligor described in the preceding clauses of this Section 3 (including all causes of action, claims and warranties now or hereafter held by the Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Obligor or any computer bureau or service company from time to time acting for the Obligor.

          This Agreement, and the security interests and Liens granted and created herein, secures the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the Indebtedness thereunder and reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, premiums, penalties, indemnifications, expenses or otherwise, and including all amounts that constitute part of the Secured Obligations and would be owed to the Obligor but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding. Without limiting the generality of the foregoing, it is the intent of the parties hereto that (A) the Liens securing the Parity Lien Obligations are subject and subordinate to the Liens securing the Priority Lien Obligations and (B) this Agreement creates two separate and distinct Liens: the first priority Lien securing the payment and performance of the Priority Lien Obligations and the second priority Lien securing the payment and performance of the Parity Lien Obligations, in each case, as may be more particularly set forth in the Collateral Trust Agreement. For purposes of perfecting the security interests hereunder, all property in the possession or control of the Collateral Trustee will be held by the Collateral Trustee both as trustee for the benefit of the Priority Lien Secured Parties and as trustee for the benefit of the Parity Lien Secured Parties, subject to the terms of the Collateral Trust Agreement.

          (b)   Notwithstanding anything herein to the contrary, the Obligor shall remain liable for all obligations under and in respect of the Pledged Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Trustee or any other Secured Party.

        SECTION 4.    FURTHER ASSURANCES; REMEDIES.    In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Obligor hereby agrees, until the Collateral Trustee's Liens on the Pledged Collateral are released pursuant to Section 4.1 of the Collateral Trust Agreement, with the Collateral Trustee and each of the Secured Parties as follows:

          4.01    Delivery and Other Perfection.    The Obligor shall, at its expense:

            (a)   if any of the membership interests, shares, securities, moneys or property pledged by the Obligor pursuant to Section 3 are received by the Obligor, forthwith (i) transfer and deliver to the Collateral Trustee such membership interests, shares of stock or securities so received by the Obligor (together with the certificates for any such membership interests, shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank by an effective endorsement), all of which thereafter shall be held by the Collateral Trustee, pursuant to the terms of this Agreement, as part of the Pledged Collateral and (ii) take such other action as the Collateral Trustee shall reasonably request to duly record the Lien created hereunder in such stock, securities, moneys or property;

            (b)   give, execute, deliver, file, authorize, obtain and/or record any financing or continuation statement or amendment thereto (and the Obligor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or such other description as the Collateral Trustee, in its sole judgment determines is necessary or advisable, and, without limiting the Obligor's obligations hereunder, the Obligor hereby authorizes the Collateral Trustee to file one or more financing statements containing any such collateral description), notice, instrument, document, agreement or other papers that may be necessary or reasonably requested by the Collateral Trustee to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Trustee, at any time following the occurrence and continuance of an Actionable Default, to exercise and enforce its rights hereunder with respect to such pledge and security interest, causing any or all of the Pledged Collateral to be transferred of record into the name of the Collateral

    Trustee or its nominee (and the Collateral Trustee agrees that if any Pledged Collateral is transferred into its name or the name of its nominee, the Collateral Trustee will thereafter promptly give to the Obligor copies of any written notices and communications received by it with respect to such Pledged Collateral pledged by the Obligor hereunder);

            (c)   keep full and accurate books and records relating to the Pledged Collateral, and stamp or otherwise mark such books and records in order to reflect the security interests granted by this Agreement; and

            (d)   promptly forward copies of any written notices or communications received by the Obligor with respect to the Pledged Collateral to the Collateral Trustee, permit representatives or agents of the Collateral Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Pledged Collateral and, upon the occurrence and during the continuation of an Actionable Default, permit representatives or agents of the Collateral Trustee to be present at the Obligor's place of business to receive copies of all communications and remittances relating to the Pledged Collateral, all in such manner as the Collateral Trustee may require.

          4.02    Other Financing Statements and Liens.

            (a)   The Obligor shall not create, incur, assume or suffer to exist any Lien upon the Pledged Collateral at any time, except for the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created pursuant hereto or provided for herein, which pledges and security interests constitute first priority and second priority perfected pledges and security interests in and to all of the Pledged Collateral as provided in Section 3.

            (b)   Without the prior written consent of the Collateral Trustee, the Obligor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledged Collateral in which the Collateral Trustee is not named as the sole secured party for the benefit of the Secured Parties.

          4.03    Special Provisions Relating to the Pledged Collateral.

            (a)   The Obligor will cause the Stock Collateral to constitute at all times all ownership interests of any class or character of Midwest then outstanding.

            (b)   So long as no Actionable Default shall have occurred and be continuing, the Obligor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, any other Secured Debt Document or any other instrument or agreement referred to herein; provided that the Obligor agrees that it will not vote the Stock Collateral in any manner that is inconsistent with the terms of this Agreement or any other Secured Debt Document; and, upon at least 15 days' prior notice, the Collateral Trustee shall execute and deliver to the Obligor or cause to be executed and delivered to the Obligor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligor may reasonably request in writing for the purpose of enabling the Obligor to exercise the rights and powers that they are entitled to exercise pursuant to this Section 4.03(b).

            (c)   If any Actionable Default shall have occurred, then so long as such Actionable Default shall continue, and whether or not the Collateral Trustee or any Secured Party exercises any available right to declare any of the Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this

    Agreement, any Secured Debt Document or any other agreement relating to such Secured Obligations, all dividends and other distributions on the Stock Collateral shall be paid directly to the Collateral Trustee and retained by it in the Collateral Account as part of the Pledged Collateral, subject to the terms of this Agreement, and, if the Collateral Trustee shall so request in writing, the Obligor agrees to execute and deliver to the Collateral Trustee appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Actionable Default is cured, any such dividend or distribution theretofore paid to the Collateral Trustee shall, upon the written request of the Obligor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Trustee to the Obligor.

            (d)   All Stock Collateral in which the Obligor shall now or hereafter grant security interests pursuant to Section 3 shall be duly authorized, validly existing, fully paid and non-assessable and none of the Stock Collateral, including the Stock Collateral evidenced by the certificates identified under the name of the Obligor in Annex 1, shall be subject to any contractual restriction, or any restriction under the Midwest LLC Agreement (except for any such restriction contained herein).

          4.04    Collateral Trust Agreement Actionable Default, Etc.    Upon the occurrence and during the continuance of an Actionable Default:

            (a)   the Obligor shall, at the request of the Collateral Trustee, assemble the Pledged Collateral owned by it at such place or places, reasonably convenient to both the Collateral Trustee and the Obligor, designated in its request;

            (b)   the Collateral Trustee may (but shall not be obligated to) make any reasonable compromise or settlement deemed desirable by it with respect to any of the Pledged Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Pledged Collateral;

            (c)   the Collateral Trustee shall have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, and the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Trustee were the sole and absolute owner thereof (and the Obligor agrees to take all such action as may be appropriate to give effect to such right);

            (d)   the Collateral Trustee may in its name or in the name of the Obligor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Collateral, but shall be under no obligation to do so; and

            (e)   the Collateral Trustee may, with respect to the Pledged Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Collateral Trustee, any other Secured Party or any of their respective agents, upon ten (10) Business Days' prior written notice to the Obligor of the time and place, sell, lease, assign or otherwise dispose of all or any part of such Pledged Collateral, at such place or places as the Collateral Trustee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk or liability), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except as provided above and such notice as is required above or by applicable statute that cannot be waived), and upon such other terms as the Collateral Trustee may deem commercially reasonable, and the Collateral Trustee or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledged Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligor, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

          All actions of the Collateral Trustee under this Section 4.04 shall be subject to Section 3.3 of the Collateral Trust Agreement. The proceeds of each collection, sale or other disposition under this Section 4.04 shall be applied in accordance with Section 4.07 hereto.

          The Obligor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Trustee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Trustee than those obtainable through a public sale without such restrictions. The parties hereto agree that any such private sale shall be made in a commercially reasonable manner and that the Collateral Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit Midwest or the issuer thereof to register it for public sale.

          4.05    Removals, Etc.    Without at least thirty (30) days' prior written notice to the Collateral Trustee, the Obligor shall not (a) maintain any of its books and records with respect to the Pledged Collateral at any office, or maintain its principal place of business at any place other than at the address indicated beneath its signature hereto or (b) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

          4.06    Private Sale.    The Collateral Trustee and the other Secured Parties shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any private sale pursuant to Section 4.04 conducted in a commercially reasonable manner. The Obligor hereby waives any claims against the Collateral Trustee or any other Secured Party arising by reason of the fact that the price at which the Pledged Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Trustee accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

          4.07    Application of Proceeds.    Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Pledged Collateral pursuant hereto, and any other cash at the time held by the Collateral Trustee under this Section 4, shall be applied by the Collateral Trustee in accordance with Section 3.4 of the Collateral Trust Agreement.

          4.08    Attorney-in-Fact.    Without limiting any rights or powers granted by this Agreement to the Collateral Trustee while no Actionable Default has occurred and is continuing, upon the occurrence and during the continuance of any Actionable Default, the Collateral Trustee is hereby appointed the attorney-in-fact of the Obligor for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Trustee shall be entitled under this Section 4 to make collections in respect of the Pledged Collateral, the Collateral Trustee shall have the right and power to receive, endorse and collect all checks made payable to the order of the Obligor representing any dividend, payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

          4.09    Perfection.    Prior to or concurrently with the execution and delivery of this Agreement, the Obligor shall (a) deliver to the Collateral Trustee all certificates identified in Annex 1, accompanied by undated stock powers duly executed in blank (by effective endorsement) and (b) file such financing statements and other documents in each jurisdiction requested by the Collateral Trustee naming the Obligor as debtor and the Collateral Trustee as secured party.

          4.10    Termination.    Upon the release of all of the Collateral Trustee's Liens on the Pledged Collateral pursuant to Section 4.1 of the Collateral Trust Agreement, this Agreement shall terminate, and the Collateral Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledged Collateral and money received in respect thereof, to or on the order of the Obligor. Upon the written request, and at the expense of the Obligor, the Collateral Trustee shall execute and deliver but without any recourse, warranty or representation whatsoever all such documentation necessary to release the pledge created pursuant to this Agreement.

          4.11    Further Assurances.    The Obligor agrees that, from time to time upon the written request of the Collateral Trustee, the Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Trustee may reasonably request in order fully to effect the purposes of this Agreement.

        SECTION 5.    MISCELLANEOUS.

          5.01    Notices.    All notices, requests and other communications provided for herein shall be given or made in writing in the manner set forth in Section 7.7 of the Collateral Trust Agreement. Unless otherwise changed in accordance with the Collateral Trust Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address for notices of such party set forth on the signature pages hereto.

          5.02    Delay and Waiver.    No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement will impair any such right, power or remedy or operate as a waiver hereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          5.03    Amendments, Etc.    The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Obligor and the Collateral Trustee. Any such amendment or waiver shall be binding upon the Collateral Trustee and each other Secured Party, each holder of any of the Secured Obligations and the Obligor.

          5.04    Collateral Trust Agreement Controls.    In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in the Collateral Trust Agreement, the terms and provisions of the Collateral Trust Agreement shall supersede and control the terms and provisions of this Agreement.

          5.05    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Obligor, the Collateral Trustee, each of the other Secured Parties and each holder of any of the Secured Obligations (provided, that the Obligor shall not assign or transfer its rights hereunder without the prior written consent of the Collateral Trustee).

          5.06    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

          5.07    Governing Law; Submission to Jurisdiction.    The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          5.08    Headings.    Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

          5.09    Agents and Attorneys-in-Fact.    The Collateral Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be responsible or liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          5.10    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

EDISON MISSION MIDWEST HOLDINGS CO.
By:	/s/ JOHN P. FINNERAN, JR. Name: John P.Finneran, Jr. Title: Vice President
Address for Notices:
18101 Von Karman Avenue Suite 1700 Irvine, CA 92616 Attention: General Counsel Telecopier No.:(949) 752-1420
WILMINGTON TRUST COMPANY, as Collateral Trustee
By:	/s/ JAMES J. MCGINLEY Name: James J. McGinley Title: Authorized Signer
Address for Notices:
Rodney Square North 1100 North Market Street Wilmington, DE, 19890-1615 Attention: Corporate Trust Administration Telecopier No.: (302) 636-4145

ANNEX 1
to Pledge Agreement

PLEDGED INTERESTS

Issuer	Certificate No.	Registered Owner	Number of Units
Midwest Generation, LLC	1	Edison Mission Midwest Holding Co.	100

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PLEDGE AGREEMENT between EDISON MISSION MIDWEST HOLDINGS CO. and WILMINGTON TRUST COMPANY, as Collateral Trustee Dated as of April 27, 2004
TABLE OF CONTENTS
PLEDGE AGREEMENT
PLEDGED INTERESTS